September 20, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by DIAS Holding Inc. (the “Company”), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report filed on or about September 21, 2010. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ UHY LLP
UHY LLP